B3 326534.1 37652 00369
3/10/98 12:44 PM
                                           Exhibit 4(f)

              AGREEMENT AND PLAN OF EXCHANGE

       This AGREEMENT AND PLAN OF EXCHANGE (this
"Agreement"), dated as of February 2, 1998, is between IDAHO POWER COMPANY, an Idaho corporation (the "Company"), the company whose shares will be acquired pursuant to the Exchange described herein, and IDAHO POWER HOLDING COMPANY, an Idaho corporation ("IPHC"), the acquiring company. The Company and IPHC are hereinafter referred to, collectively, as the "Companies".
                         WITNESSETH:
       WHEREAS, the authorized capital stock of the Company consists of (a) 50,000,000 shares of Common Stock, $2.50 par value ("Company Common Stock"), of which 37,612,351 shares are issued and outstanding, (b) 215,000 shares of 4% Preferred Stock, $100 par value, of which 166,972 shares are issued and outstanding, (c) 150,000 shares of Serial Preferred Stock, $100 par value, of which 150,000 shares are issued and outstanding and (d) 3,000,000 shares of Serial Preferred Stock, without par value, of which 500,500 shares are issued and outstanding; the number of shares of Company Common Stock being subject to increase to the extent that shares reserved for issuance are issued prior to the Effective Time, as hereinafter defined.

       WHEREAS, IPHC is a wholly-owned subsidiary of the Company with authorized capital stock consisting of (a) 120,000,000 shares of Common Stock, without par value ("IPHC Common Stock"), of which 100 shares are issued and outstanding and owned of record by the Company and (b) 20,000,000 shares of Preferred Stock, without par value ("IPHC Preferred Stock"), none of which shares are issued and outstanding;

       WHEREAS, the Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and the shareholders of the Company that each share of Company Common Stock be exchanged for a share of IPHC Common Stock with the result that IPHC becomes the owner of all outstanding Company Common Stock and that each holder of Company Common Stock becomes the owner of an equal number of shares of IPHC Common Stock, all on the terms and conditions hereinafter set forth; and

       WHEREAS, the Boards of Directors of the Companies have each approved and adopted this Agreement and the Board of Directors of the Company has recommended that its shareholders approve this Agreement pursuant to the Idaho Business Corporation Act (the "Act");
       NOW, THEREFORE, in consideration of the premises, and of the agreements, covenants and conditions hereafter contained, the parties hereto agree with respect to the exchange provided for herein (the "Exchange") that at the Effective Time (as hereinafter defined) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one share of IPHC Common Stock, and that the terms and conditions of the Exchange and the method of carrying the same into effect shall be as follows:


                          ARTICLE I

       This Agreement shall be submitted to the shareholders of the Company entitled to vote with respect thereto for approval as provided by the Act.


                         ARTICLE II

       Subject to the satisfaction of the terms and conditions set forth in this Agreement and to the provisions of Article VI, IPHC agrees to file with the Secretary of State of the State of Idaho (the "Secretary of State") Articles of Share Exchange (the "Articles") with respect to the Exchange, and the Exchange shall take effect upon the effective date as specified in the Articles (the "Effective Time").


                         ARTICLE III

       A.  At the Effective Time:

     (1) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically exchanged for one share of IPHC Common Stock, which shares shall thereupon be fully paid and non-assessable;

       (2) IPHC shall acquire and become the owner and holder of each issued and outstanding share of Company
Common Stock so exchanged;

       (3) each share of IPHC Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall thereupon constitute an authorized and unissued share of IPHC Common Stock;

       (4) each share of Company Common Stock held under the Dividend Reinvestment and Stock Purchase Plan, the Employee Savings Plan and the 1994 Restricted Stock Plan (including fractional and uncertificated shares) immediately prior to the Effective Time shall be automatically exchanged for a like number of shares (including fractional and uncertificated shares) of IPHC Common Stock, which shares shall be held under the Dividend Reinvestment and Stock Purchase Plan, the Employee Savings Plan and the 1994 Restricted Stock Plan, as the case may be; and

       (5) the former owners of Company Common Stock shall be entitled only to receive shares of IPHC Common Stock as provided herein.

       B.  Subject to dissenters' rights as set forth in
Part 13 of the Act for the 4% Preferred Stock, $100 par value and the Serial Preferred Stock, $100 par value, shares of the Company's 4% Preferred Stock, $100 par value, Serial Preferred Stock, $100 par value, and Serial Preferred Stock, without par value, shall not be exchanged or otherwise affected in connection with the Exchange and, to the extent issued and outstanding immediately prior to the Effective Time, shall continue to be issued and outstanding following the Exchange as shares of the Company of the applicable series designation.

       C. As of the Effective Time, IPHC shall succeed to the Dividend Reinvestment and Stock Purchase Plan as in effect immediately prior to the Effective Time, and the Dividend Reinvestment and Stock Purchase Plan shall be appropriately amended to provide for the issuance and delivery of IPHC Common Stock on and after the Effective
Time.

       D.  As of the Effective Time, the Employee Savings
Plan and the 1994 Restricted Stock Plan shall be appropriately amended to provide for the issuance and delivery of IPHC Common Stock on and after the Effective
Time.

                         ARTICLE IV

       The filing of the Articles with the Secretary of State and the consummation of the Exchange are subject to the satisfaction of the following conditions precedent:

       (1) the approval by the shareholders of the Company, to the extent required by the Act, of this Agreement;

       (2) the approval for listing, upon official notice of issuance, by the New York Stock Exchange, of IPHC Common
Stock to be issued and reserved for issuance pursuant to the Exchange;

       (3) the receipt of such orders, authorizations, approvals or waivers from the Idaho Public Utilities
Commission and all other regulatory bodies, boards or agencies as are required in connection with the Exchange, which orders, authorizations, approvals or waivers remain in full force and effect and do not include, in the sole judgment of the Board of Directors of the Company, unacceptable conditions; and

       (4) the receipt by the Company of a tax opinion of LeBoeuf, Lamb, Greene & MacRae L.L.P. satisfactory to the Board of Directors of the Company to the effect that (a) common shareholders of the Company (i) will recognize no gain or loss in connection with the Exchange, (ii) will have the same basis in their IPHC Common Stock after the Exchange as they had in their Company Common Stock before the Exchange and (iii) will be entitled to include any period that they held Company Common Stock before the Exchange when determining any holding period with respect to IPHC Common Stock received in the Exchange and (b) IPHC will recognize no gain or loss upon its receipt of Company Common Stock in the Exchange.


                          ARTICLE V

       Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock may, but shall not be required to, surrender the same to IPHC for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of IPHC Common Stock as the shares of Company Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represented Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of IPHC Common Stock as though such surrender or transfer and exchange had taken place. The holders of Company Common Stock at the Effective Time shall have no right to have their shares of Company Common Stock transferred on the stock transfer books of the Company, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.


                         ARTICLE VI

       This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of the Company and of IPHC; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected, if such amendment, modification, supplement or waiver would, in the judgment of the Board of Directors of the Company, materially and adversely affect the shareholders of the Company.
       Notwithstanding shareholder approval of this
Agreement, this Agreement may be terminated and the Exchange and related transactions abandoned at any time prior to the time the Articles are filed with the Secretary of State, if the Board of Directors of the Company determines, in its sole discretion, that consummation of the Exchange would be inadvisable or not in the best interests of the Company or its shareholders.


       IN WITNESS WHEREOF, each of the Company and IPHC, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed as of the date first above written.


                              IDAHO POWER COMPANY

                              By:/s/  Jan B. Packwood
                              Name:   Jan B. Packwood
                              Title:  President


                              IDAHO POWER HOLDING COMPANY


                              By:/s/ Joseph W. Marshall
                              Name:  Joseph W. Marshall
                              Title: Chairman and Chief
                                     Executive Officer